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EXHIBIT 10.20

ADESA, Inc.
Acceleration of Stock Option Vesting

        On March 9, 2005, the Board of Directors of ADESA, Inc. (the "Company") approved resolutions to accelerate the vesting of certain unvested and "out-of-the-money" stock options previously awarded to employees and officers. The awards accelerated were made under the ADESA, Inc. 2004 Equity and Incentive Plan in conjunction with ADESA's initial public offering ("IPO") in June 2004. As a result, options to purchase approximately 2.9 million shares of the Company's common stock became exercisable immediately. The options awarded in conjunction with the IPO to the Company's named executive officers and the majority of the other officers would have vested in equal increments at June 15, 2005, 2006 and 2007. The options awarded to certain other executive officers and employees had different vesting terms. One-third of the options awarded to the other executive officers and employees vested on December 31, 2004. The remaining two-thirds of the options awarded to these executive officers and other employees in conjunction with the IPO would have vested in equal increments at December 31, 2005 and 2006. All of these options expire in June 2010. All other terms and conditions applicable to the outstanding stock option grants remain in effect. The options that were accelerated have an exercise price of $24 and included those listed below held by the named executive officers of the Company.

Name	Title	Number of Shares Issuable Under Accelerated Options
David G. Gartzke	Chairman, President and Chief Executive Officer	663,950
James P. Hallett	Executive Vice President of ADESA, Inc. and President of ADESA Corporation, LLC	265,580
Bradley A. Todd	Executive Vice President of ADESA, Inc. and President of Automotive Finance Corporation	265,580
Cameron C. Hitchcock	Executive Vice President and Chief Financial Officer	265,580
Brenda J. Flayton	Executive Vice President and Chief Administrative Officer	159,348
Other Executive Officers	Various	516,233

All Executive Officers	Various	2,136,271
Other Employees	Various	761,831

		2,898,102

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  EXHIBIT 10.20